Exhibit 99.1

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	John McCallion
(212) 578-7888
METLIFE TO EXPLORE SALE OF
METLIFE BANK’S FORWARD MORTGAGE BUSINESS
NEW YORK, October 12, 2011 – MetLife, Inc. (NYSE: MET) announced today that, in addition to its previously announced decision to explore a sale of MetLife Bank, N.A.’s depository business, the company will now also explore a sale of the Bank’s forward mortgage business.
Today’s uncertain marketplace and regulatory environment require a tremendous amount of resources – both in terms of people and capital – to effectively compete in and profitably grow the forward mortgage business. Doing so would divert these resources away from MetLife’s primary focus on its global insurance and employee benefits businesses. As previously noted, exiting the depository business and deregistering as a bank holding company also will enable MetLife to operate within the same regulatory framework as other insurance companies.
MetLife Bank began originating forward and reverse mortgages in 2008 through its MetLife Home Loans division.
MetLife Home Loans will continue to originate forward mortgages while the business is being marketed for sale. The company also remains committed to continuing to service all of its mortgage clients.
MetLife, Inc. is a leading global provider of insurance, annuities and employee benefit programs, serving 90 million customers in over 50 countries. Through its subsidiaries and affiliates, MetLife holds leading market positions in the United States, Japan, Latin America, Asia Pacific, Europe and the Middle East. For more information, visit www.metlife.com.
This press release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,”

“intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.
Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of MetLife, Inc., its subsidiaries and affiliates. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s most recent Annual Report on Form 10-K (the “Annual Report”) filed with the U.S. Securities and Exchange Commission (the “SEC”) and Quarterly Reports on Form 10-Q filed by MetLife, Inc. with the SEC after the date of the Annual Report under the captions “Note Regarding Forward-Looking Statements” and “Risk Factors”, MetLife, Inc.’s Current Report on Form 8-K dated March 1, 2011 and other filings MetLife, Inc. makes with the SEC. MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the SEC.
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